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                                                                     EXHIBIT 4.2

                                FIRST AMENDMENT

                                     to the

                       PREFERRED SHARES RIGHTS AGREEMENT

                                    between

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

                                      and
                       COMPUTERSHARE TRUST COMPANY, INC.
             (formerly American Securities Transfer, Incorporated)

          This first Amendment (the "Amendment") to the Preferred Shares Rights Agreement is made and entered into as of May 4, 2001 between SOMNUS MEDICAL TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and COMPUTERSHARE TRUST COMPANY, INC., as Rights Agent (the "Rights Agent").


                                R E C I T A L S


          WHEREAS, the Company and American Securities Transfer, Incorporated, predecessor in interest to the Rights Agent, entered into the Preferred Shares Rights Agreement dated as of November 6, 1998 (the "Rights Agreement");

          WHEREAS, American Securities Transfer, Incorporated was acquired by ComputerShare Trust Company, Inc. and its affiliates, and ComputerShare Trust Company, Inc. has assumed the duties of Rights Agents pursuant to Section 19 of the Rights Agreement;

          WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined in the Rights Agreement), the Company may supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights;

          WHEREAS, the Company, Gyrus Group, PLC, a public limited company incorporated and existing under the laws of England and Wales ("Parent") and a wholly owned Delaware corporation subsidiary of Parent ("Merger Sub") intend to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Merger Sub will commence a tender offer for shares of Common Stock of the Company (the "Offer") and thereafter Merger Sub intends to merge with the Company (the "Merger") and each remaining share of Common
Stock of the
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Company will be converted into the right to receive a cash amount equal to $3.11 per share, upon the terms and subject to the conditions of the Merger Agreement; and

          WHEREAS, on May 4, 2001, the Board of Directors of the Company resolved to amend the Rights Agreement to render the Rights inapplicable to the Offer, the Merger, the Option Agreement and the other transactions contemplated by the Merger Agreement.

          WHEREAS, the Company intends to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment.

          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

          2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

          3. Supplement to Definitions. The definitions contained in Section 1 of the Rights Agreement shall be supplemented by adding the following:

          "PARENT" shall mean Gyrus Group, PLC, a public limited company incorporated and existing under the laws of England and Wales.

          4. Section 1(cc) of the Rights Agreement is hereby amended to read in its entirety as follows:

          "RIGHTS AGENT" shall mean ComputerShare Trust Company, Inc. or its successor or replacement as provided in Sections 19 and 21 hereof.

          5. Section 1(a) of the Rights Agreement is hereby amended by adding the following new addition at the end of Section 1(a):

          "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Parent nor any of its Affiliates or Associates shall be deemed an Acquiring Person and none of the Distribution Date, Transaction or Triggering Event shall be deemed to occur, in each such case, by:
(i) the approval, execution, delivery or performance of the Agreement and Plan of Merger dated as of May 4, 2001, including any amendment or supplement thereto (the "Merger Agreement") among Parent, a wholly owned subsidiary of Parent and the Company; (ii) the
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announcement, commencement or consummation of the Offer or the Merger (as defined in the Merger Agreement); or (iii) the consummation of the other transactions contemplated by the Merger Agreement, including the execution of the Company Stockholder Agreements (and the irrevocable proxies attached thereto), dated as of May 4, 2001 between Parent and certain stockholders of the Company and the fulfillment of the obligations thereunder. In the event the Offer and Merger are consummated, or any of the other transactions contemplated by the Merger Agreement occur, Common Shares for which Parent is the Beneficial Owner as a result of any such transaction or transactions, shall not entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Merger Agreement."

          6. Effective Date. This Amendment shall become effective as of the date first above written but such effectiveness is contingent upon (a) the execution of this Amendment by the Company and authorization by the Board of Directors of the Company approving the Amendment; (b) delivery of a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with Section 27 of the Rights Agreement; and (c) the execution and delivery of this Amendment by the Rights Agent.

          7. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof.

          8. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

          9. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.
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       IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be duly executed as of the day first above written.


                                    SOMNUS MEDICAL TECHNOLOGIES, INC.


                                    By: /s/ Robert D. McCulloch
                                        -------------------------------------
                                    Name:   Robert D. McCulloch
                                    Title:  Vice President Finance, Chief
                                            Financial Officer and Chief
                                            Information Officer


                                    COMPUTERSHARE TRUST COMPANY, INC.,
                                    as Rights Agent


                                    By: /s/ Ian Yewer
                                        -------------------------------------

                                    Name:   Ian Yewer
                                          -----------------------------------

                                    Title:  President
                                           ----------------------------------


                                    By: /s/ Margo Ankele
                                        -------------------------------------

                                    Name:   Margo Ankele
                                          -----------------------------------

                                    Title:  Marketing Officer
                                           ----------------------------------